Exhibit 99.1

The Trade Desk Enters Into $200 Million Amended Senior Secured Credit Facility

LOS ANGELES, May 10, 2017 (GLOBE NEWSWIRE) -- The Trade Desk, Inc. (NASDAQ:TTD), a provider of a global technology platform for buyers of advertising, today announced that it has entered into a $200 million, 5-year senior secured credit facility. Citibank N.A., acted as lead arranger and administrative agent, with City National Bank, East West Bank, US Bank, Union Bank and Bank Hapaolim as additional lenders. The facility amends and restates the Company’s current outstanding credit facility. The facility enables the Company to borrow up to $200 million on a revolving basis at an annual rate of either prime or LIBOR, plus an applicable margin. The facility is for working capital, acquisitions and other general corporate purposes.

The credit facility contains customary affirmative and negative covenants, as well as a springing financial covenant based upon the Company’s availability under the credit facility. The Company intends to provide additional information regarding the credit facility in the Company’s future reports to be filed with the Securities and Exchange Commission.

“We are really pleased to close on this secured credit facility at very attractive interest rates in an oversubscribed deal from such a strong group of lenders,” said Paul Ross, Chief Financial Officer of The Trade Desk. “This revolver will provide the Company with financial flexibility to facilitate our growth, manage working capital and support corporate objectives.”

About The Trade Desk

The Trade Desk™ (Nasdaq:TTD) is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize more expressive data-driven digital advertising campaigns across ad formats, including display, video, audio, native and, social, on a multitude of devices, such as computers, mobile devices, and connected TV. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across the United States, Europe, and Asia.

Contact Information:
Investors
Chris Toth
Vice President Investor Relations, The Trade Desk
ir@thetradedesk.com
310-334-9183